      Filed pursuant to Rule 424(b)(2)

Registration No.: 333-111608
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 24, 2005)

US$750,000,000

The Korea Development Bank

4.625% Notes due 2010

          Our US$750,000,000 aggregate principal amount of 4.625% notes due 2010 (the “Notes”) will mature on September 16, 2010. The Notes will bear interest at a rate of 4.625% per year, payable on March 16 and September 16 of each year, beginning on March 16, 2006. See “Description of the Notes— Payment of Principal and Interest.”

          The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

          Neither the United States Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	99.709%	US$	747,817,500
Underwriting Discount	0.120%	US$	900,000
Proceeds To Us (before deduction of expenses)	99.589%	US$	746,917,500

          In addition to the public offering price, you will have to pay for accrued interest, if any, from and including September 16, 2005.

          We have received approval in-principle for the listing of the Notes on the Singapore Exchange Securities Trading Limited (the “SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of our bank or the Notes.

          The underwriters expect to deliver the Notes only through the book-entry facilities of The Depository Trust Company against payment on or about September 16, 2005.

Joint Bookrunners

HSBC	JPMorgan	Merrill Lynch & Co.

The date of this prospectus supplement is September 9, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Certain Defined Terms

      All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean the Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Additional Information

      The information in this prospectus supplement is in addition to the information contained in our prospectus dated June 24, 2005. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-111608, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

      We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of SGX-ST is not to be taken as an indication of the merits of our business or the Notes.

Not an Offer if Prohibited by Law

      The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

      The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting— Foreign Selling Restrictions” on page S-66.

Information Presented Accurate as of Date of Document

      This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

      This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

      We are offering US$750,000,000 aggregate principal amount of 4.625% notes due September 16, 2010 (the “Notes”).

      The Notes pay 4.625% interest each year. Interest on the Notes will be paid twice each year on March 16 and September 16, beginning on March 16, 2006. Interest on the Notes will accrue from September 16, 2005. Interest on the Notes will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

      The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

      We do not have any right to redeem the Notes prior to maturity.

For sale in

      The Notes will be offered for sale in the countries in the Americas, Europe and Asia where it is legal to make such offers.

Listing

      We have received approval in-principle for the listing of the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

Form and settlement

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg.”

Further Issues

      We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes.

      We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Delivery of the Notes

      We expect to make delivery of the Notes, against payment in same-day funds on or about September 16, 2005, which will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

      The net proceeds from the issue of the Notes, after deducting the underwriting discount and estimated expenses, will be approximately US$746,517,500. We will use the net proceeds from the sale of the Notes for our general operations, including loan operations, guarantee operations, investments and other activities. See “The Korea Development Bank—Operations” from pages 11 through 18 of the accompanying prospectus.

RECENT DEVELOPMENTS

      This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated June 24, 2005. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Overview

      As of June 30, 2005, we had W48,438.0 billion of loans outstanding, total assets of W95,277.5 billion and total equity of W12,003.8 billion, as compared to W46,877.9 billion of loans outstanding, W92,227.2 billion of total assets and W10,263.0 billion of total equity as of December 31, 2004. For the first half of 2005, we recorded interest income of W1,419.3 billion, interest expense of W1,232.1 billion and net income of W1,247.8 billion, as compared to W1,434.3 billion of interest income, W1,261.3 billion of interest expense and W161.7 billion of net income for the first half of 2004. See “The Korea Development Bank—Selected Financial Statement Data.”

      In July 2005, the Government amended Article 43 of the KDB Act. The revised Article 43 provides that:

      (1)     our annual net profit, after adequate allowances are made for depreciation in assets, shall be distributed as follows:

(i) forty percent or more of the net profit shall be credited to reserve, until the reserve amounts equal the total amount of authorized capital; and

(ii) any net profit remaining following the apportionment required under subparagraph (i) above shall be distributed in accordance with the resolution of our Board of Directors and the approval of the Minister of Finance and Economy, provided that a certain proportion, which proportion shall be determined by resolution of our Board of Directors, shall be distributed to the person who has contributed to our paid-in capital;

      (2)     accumulated amounts in reserve may be capitalized in accordance with the provisions of Presidential Decree; and

      (3)     any distributions made in accordance with paragraph (1)(ii) above may be in the form of cash dividends or dividends in kind, provided that any distributions of dividends in kind must be made in accordance with applicable provisions of Presidential Decree.

      The revised Article 43, as filed as an exhibit to the registration statement no. 333-111608, shall be effective as of January 1, 2006.

Capitalization

      As of June 30, 2005, our authorized capital was W10,000 billion and capitalization was as follows:

June 30,
2005(1)

(billions of
Won)
Long-term debt(2)(3)
Won currency borrowings	4,060.9
Industrial finance bonds	22,715.6
Foreign currency borrowings	3,856.8

Total long-term debt	30,633.3

Capital
Paid-in capital	8,241.8
Capital surplus	44.4
Retained earnings	2,649.6
Capital adjustments	1,068.0

Total capital	12,003.8

Total capitalization	42,637.1

(1)	Except as disclosed in this prospectus supplement, since June 30, 2005 there has been no material adverse change in our capitalization.

(2)	We have translated borrowings in foreign currencies into Won at the rate of W1,024.4 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2005.

(3)	As of June 30, 2005, we had contingent liabilities totaling W8,626.4 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of June 30, 2005, see notes 12 and 13 of notes to the non-consolidated financial statements included in this prospectus supplement.

Selected Financial Statement Data

Results of Operation

      You should read the following financial statement data together with the financial statements and notes included in this prospectus supplement:

	Six Months Ended
	June 30,

	2004	2005

	(billions of Won)
	(unaudited)
Income Statement Data
Total interest income	1,434.3	1,419.3
Total interest expenses	1,261.3	1,232.1
Net interest income	173.0	187.2
Operating revenues	5,847.7	6,225.2
Operating expenses	5,948.1	6,121.9
Net income (loss)	161.7	1,247.8

	As of	As of
	December 31, 2004	June 30, 2005

	(billions of Won)
	(unaudited)
Balance Sheet Data
Total loans(1)	46,877.9	48,438.0
Total borrowings(2)	70,582.4	72,547.6
Total assets	92,227.2	95,277.5
Total liabilities	81,964.3	83,273.7
Total equity	10,263.0	12,003.8

(1)	These figures include loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Total borrowings include deposits, call money, borrowings and industrial finance bonds.

     In the first half of 2005, we had net income of W1,247.8 billion compared to net income of W161.7 billion in the first half of 2004.

      Principal factors for the net income in the first half of 2005 included:

•	gains on equity method investees of W778.1 billion primarily due to gain from investments in KEPCO and LG Card;

•	gains on disposal of securities under equity method of W584.7 billion primarily due to gains on sales of equity interests in Daewoo Heavy Industries & Machinery;

•	net interest income of W187.2 billion, reflecting interest income of W1,419.3 billion and interest expense of W1,232.1 billion; and

•	fees and commissions of W151.4 billion primarily from bond underwriting and project financing activities.

      The above factors were partially offset by net loss on foreign currency transactions of W325.8 billion.

Provisions for Possible Loan Losses and Loans in Arrears

      As of June 30, 2005, we established provisions of W1,132.7 billion for possible loan losses and bad debt securities, 17.8% higher than the provisions as of December 31, 2004, and W31.5 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 98.8% increase from December 31, 2004.

      Certain of our customers have restructured loans with their creditor banks. As of June 30, 2005, we have provided loans of W2,482.9 billion for companies under workout, court receivership, court mediation and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of W1,803.9 billion following debt-equity swaps. As of June 30, 2005, we had established provisions of W711.2 billion for possible loan losses and W9.5 billion for present value discount with regard to the above loans. We cannot assure you that actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

      The following table provides information on our loan loss provisions.

	As of June 30, 2005(1)

		Minimum	Loan
		Provisioning	Loss
	Loan Amount	Ratio	Provisions

	(in billions of Won, except percentages)
Normal	43,628.6	0.5%	189.8
Special Attention	2,015.2	2.0%	326.7
Substandard	515.7	20.0%	171.2
Doubtful	35.7	50.0%	27.9
Loss	445.1	100.0%	445.1
Others(2)	8,045.9	—	—

Total	54,686.2		1,160.7

(1)	These figures include loans, guarantees, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Includes loans to, and loans guaranteed by, the Government.

     As of June 30, 2005, our delinquent loans totaled W996.5 billion, representing 1.8% of our outstanding loans and guarantees as of such date. On June 30, 2005, our legal reserve was W1,290.8 billion, representing 2.4% of our outstanding loans and guarantees as of such date.

Loans to Financially Troubled Companies

      We have credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies including TriGem Computer, Inc., Donghae Pulp Co., Ltd. and Hyundai Corporation. As of June 30, 2005, our credit extended to these companies totaled W658.1 billion, accounting for 0.7% of our total assets as of such date. Hynix Semiconductor, which had been previously classified as “financially troubled,” normalized its operation during the first half of 2005. On June 10, 2005, Korea Thrunet repaid to us W248.0 billion of our outstanding loans pursuant to Korea Thrunet’s corporate reorganization plan, following the acquisition by Hanaro Telecom of a 96.2% stake in Korea Thrunet on June 3, 2005. On June 23, 2005, Seoul Central District Court approved Korea Thrunet’s application for the termination of its corporate reorganization proceedings. As of June 30, 2005, our exposure to Korea Thrunet was W19.0 billion.

      TriGem Computer, a computer manufacturing company, filed for court receivership in May 2005. As a result, we downgraded the classification of our exposure to TriGem Computer from precautionary to substandard. In addition, we downgraded the classification of our exposure to Donghae Pulp, a pulp manufacturer, from precautionary to substandard, following our evaluation of its financial condition and operating results. As of June 30, 2005, our total exposure to TriGem Computer, Donghae Pulp and Hyundai Corporation was W297.9 billion, W182.8 billion and W177.4 billion, respectively, and we established provisions of W269.3 billion for our exposure to TriGem Computer, W66.1 billion for our exposure to Donghae Pulp, and W34.1 billion for our exposure to Hyundai Corporation.

      As of June 30, 2005, our total exposure to LG Card increased to W881.0 billion from W598.5 billion as of December 31, 2004, primarily due to valuation gains on the stock of LG Card.

      In addition to our loans in Korea, as of June 30, 2005, we had loans totaling approximately US$22.2 million outstanding to Indonesian entities. We have classified US$6.5 million of such loans as normal and US$15.7 million of such loans as substandard. We have established provisions of US$3.2 million in respect of such loans. As of June 30, 2005, we did not have any equity investments in Indonesian entities.

      For the first six months ended June 30, 2005, we did not sell any non-performing loans to KAMCO.

Operations

Loan Operations

      The following table sets out, by currency and category of loan, our total outstanding loans as of June 30, 2005:

Loans(1)

June 30,
2005

(billions of Won)
Equipment Capital Loans
Domestic currency	10,235.0
Foreign currency(2)	11,193.0

21,428.0
Working Capital Loans
Domestic currency	7,330.0
Foreign currency(2)	2,296.2

9,626.2

Total loans	31,054.2

(1)	Includes loans extended to affiliates.

(2)	Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled W5,000.5 billion as of June 30, 2005. See “The Korea Development Bank—Operations—Loan Operations—Loans by Categories—Local Currency Loans Denominated in Foreign Currencies.”

     As of June 30, 2005, we had W31,054.2 billion in outstanding loans, a 1.4% increase from December 31, 2004. The increase reflected higher demand for equipment capital loans.

     Maturities of Outstanding Loans

      The following table categorizes our outstanding loans by their remaining maturities:

Outstanding Loans by Remaining Maturities(1)

		As % of
		June 30,
	June 30,	2005
	2005	Total

	(billions of Won,
	except percentages)
Loans with remaining maturities of one year or less	9,823.2	31.6%
Loans with remaining maturities of more than one year	21,231.0	68.4%

Total	31,054.2	100.0%

(1)	Includes loans extended to affiliates.

Loans by Industrial Sector

      The following table sets out the total amount of our outstanding loans, categorized by industry sector as of June 30, 2005:

Outstanding Loans by Industry Sector(1)

		As % of
		June 30,
	June 30,	2005
	2005	Total

	(billions of Won,
	except percentages)
Manufacturing	16,862.7	54.3
Transportation and communication	3,154.0	10.1
Electricity, gas and water supply industry	1,322.4	4.3
Banking and insurance	3,030.1	9.8
Public administration and national defense	2,743.4	8.8
Others	3,941.6	12.7

Total	31,054.2	100.0

Percentage increase (decrease) from previous period	1.4%

(1)	Includes loans extended to affiliates.

     The manufacturing sector accounted for 54.3% of our outstanding loans as of June 30, 2005.

      The Small and Medium Industry Promotion Corporation was our single largest borrower as of June 30, 2005, accounting for 8.5% of our outstanding loans. As of June 30, 2005, our five largest borrowers accounted for 18.0% of our outstanding loans and the 20 largest borrowers for 34.7%. The following table breaks down the loans to our 20 largest borrowers outstanding as of June 30, 2005 by industry sector:

20 Largest Borrowers by Industry Sector

As % of June 30, 2005
Total Outstanding
Loans

Financing, insurance and business services	45.0%
Manufacturing	38.1%
Transportation and communication	9.6%
Electricity and waterworks	7.3%

Loans by Categories

      The following table sets out loans by categories as of June 30, 2005:

	Equipment Capital		Working Capital
	Loans(1)		Loans(1)

	June 30,		June 30,
	2005	%	2005	%

	(billions of Won, except percentages)
Industrial fund loans	6,867.1	32.0	5,684.9	59.1
Foreign currency loans	3,283.2	15.3	1,019.2	10.6
Local currency loans denominated in foreign currencies	4,049.8	18.9	950.7	9.9
Offshore loans in foreign currencies	1,147.4	5.4	—	—
Government fund loans	889.0	4.1	429.0	4.4
ADB and IBRD loans	2,712.6	12.7	—	—
Others	2,478.9	11.6	1,542.4	16.0

Total	21,428.0	100.0	9,626.2	100.0

(1)	Includes loans extended to affiliates totaling W2,626.6 billion.

     For more information on the types of credit extended by us and the amounts of each type outstanding as of June 30, 2005, see note 5 of notes to the non-consolidated financial statements included in this prospectus supplement.

Guarantee Operations

      The following table shows our outstanding guarantees as of June 30, 2005:

June 30, 2005

(billions of
Won)
Acceptances	410.5
Guarantees on local borrowing	253.0
Guarantees on foreign borrowing	7,922.0
Letter of guarantee for importers	40.9

Total	8,626.4

Investments

      Our equity investments increased to W19,433.6 billion as of June 30, 2005 from W18,197.4 billion as of December 31, 2004, principally as a result of valuation gains on capital stock of Hyundai Engineering and Construction and Hynix Semiconductor.

      As of June 30, 2005, the cost basis of our equity investments subject to restriction under the KDB Act and our By-Laws totaled W5,792.1 billion, equal to 29.7% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see “The Korea Development Bank—Financial Statements and the Auditors” in the accompanying prospectus.

      The following table sets out our equity investments by industry sector on a book value basis as of June 30, 2005:

Equity Investments

Book Value as of
June 30, 2005

(billions of Won)
Electricity & waterworks	8,746.8
Construction	4,434.2
Finance and insurance	2,715.6
Manufacturing	1,993.8
Other	1,543.2

Total	19,433.6

      As of June 30, 2005, we held total equity investments, on a book value basis, of W542.9 billion in two of our five largest borrowers and W10,678.9 billion in twelve of our 20 largest borrowers. As of June 30, 2005, we owned a controlling interest in a financial services company which was one of our 20 largest borrowers. We have not established a policy addressing loans to enterprises in which we hold equity interests or equity interests in enterprises to which we have extended loans.

      As of June 30, 2005, the aggregate value of our equity investments accounted for approximately 124.3% of their aggregate cost basis. For a discussion on how we determine the value of our equity investments, see “The Korea Development Bank—Operations—Investments” in the accompanying prospectus.

Other Activities

      As of June 30, 2005, we held in trust cash and other assets totaling W18,339.7 billion, and we generated in the first half of 2005 trust fee income equaling W12.3 billion.

Source of Funds

Borrowings from the Government

      The following table sets out our Government borrowings as of June 30, 2005:

Type of Funds Borrowed	Amount

(billions of Won)
General purpose	1,658.2
Special purpose	3,139.9

Total	4,798.1

Domestic and International Capital Markets

      The following table sets out the outstanding balance of our industrial finance bonds as of June 30, 2005:

Outstanding Balance	Amount

(billions of Won)
Denominated in Won	30,246.9
Denominated in other currencies	11,576.0

Total	41,822.9

      As of June 30, 2005, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of June 30, 2005) was W55,215.6 billion, equal to 16.9% of our authorized amount under the KDB Act, which was W326,743.3 billion.

Foreign Currency Borrowings

      As of June 30, 2005, the outstanding amount of our foreign currency borrowings from institutions, including syndicates of commercial banks, and supranational institutions, including the World Bank and the ADB, was US$10.0 billion.

      The Bank of Korea deposits a portion of its surplus foreign currency with us. We account for The Bank of Korea deposits as foreign currency borrowings. As of June 30, 2005, we do not hold any of these deposits.

      Our long term and short term foreign currency borrowings decreased to W10,193.8 billion as of June 30, 2005 from W10,959.7 billion as of December 31, 2004.

Deposits

      As of June 30, 2005, demand deposits held by us totaled W575.3 billion and time and savings deposits held by us totaled W5,895.7 billion.

Debt

Debt Repayment Schedule

      The following table sets out our principal repayment schedule as of June 30, 2005:

Debt Principal Repayment Schedule

	Maturing on or before June 30,

Currency(1)(2)	2006	2007	2008	2009	Thereafter

	(billions of Won)
Won	17,939.5	6,311.0	5,603.3	1,223.1	4,040.0
Foreign	7,681.1	2,287.8	2,291.4	2,440.9	5,524.4

Total Won equivalent	25,620.6	8,598.8	7,894.7	3,664.0	9,564.4

(1)	Borrowings in foreign currencies have been translated into Won at the market average exchange rates on June 30, 2005, as announced by the Seoul Money Brokerage Services Ltd.

(2)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED BALANCE SHEETS
June 30, 2005 and December 31, 2004

	2005		2004

	(Unaudited)

	(in millions of Korean Won)
Assets
Cash and due from banks (Note 3)	W	958,107	W	1,192,300
Securities (Note 4)		36,929,729		33,530,241
Loans receivable		48,438,048		46,877,881
(Provision for possible loan losses)		(1,132,738)		(961,578)
(Present value discount)		(60,468)		(67,517)
Property and equipment, net (Note 6)		655,595		658,375
Derivative financial instruments (Note 14)		2,314,561		3,913,344
Other assets, net (Note 7)		7,174,694		7,084,162

Total assets	W	95,277,528	W	92,227,208

Liabilities and Shareholder’s Equity
Deposits (Note 8)	W	9,052,794	W	8,932,958
Borrowings (Note 9)		21,671,885		21,545,932
Industrial finance bonds, gross of premium on bonds of W27,119 million (2004: W34,534 million) and gross of discount on bonds of W38,678 million (2004: W41,973 million) (Note 10)		41,822,962		40,103,503
Provision for possible guarantee losses (Note 12)		16,347		11,931
Accrued severance benefits		38,380		29,855
Derivative financial instruments (Note 14)		2,328,885		3,916,698
Other liabilities (Note 11)		8,342,467		7,423,380

Total liabilities		83,273,720		81,964,257

Commitments and contingencies (Note 13)
Shareholder’s Equity
Paid-in capital (Note 15)		8,241,861		8,241,861
Capital surplus (Note 15)		44,373		44,373
Retained earnings		2,649,582		1,267,383
Capital adjustments (Note 15)		1,067,992		709,334

Total shareholder’s equity		12,003,808		10,262,951

Total liabilities and shareholder’s equity	W	95,277,528	W	92,227,208

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF INCOME
Six-Month Periods Ended June 30, 2005 and 2004

	2005		2004

	(Unaudited)

	(in millions of Korean Won)
Interest income
Interest on loans	W	1,035,345	W	1,068,226
Interest due from banks		13,859		16,238
Interest on trading securities		29,854		26,555
Interest on available-for-sale securities		260,843		228,708
Interest on held-to-maturity securities		63,170		83,162
Other interest income		16,239		11,429

		1,419,310		1,434,318

Interest expense
Interest on deposits		145,559		181,204
Interest on borrowings		275,230		250,732
Interest on bonds payable		797,410		822,959
Other interest expenses		13,912		6,386

		1,232,111		1,261,281

Net interest income		187,199		173,037
Provision for loan losses (Note 5)		110,088		287,446

Net interest income(loss) after provision for loan losses		77,111		(114,409)

Non-interest revenue
Fees and commissions		151,396		160,098
Gain from trading securities		22,604		29,122
Gain from available-for-sale securities		47,335		35,708
Gain from derivative financial instruments		4,279,849		3,851,353
Others (Note 16)		304,679		337,054

		4,805,863		4,413,335

Non-interest expense
Fees and commissions		11,243		10,337
Loss from trading securities		35,918		27,484
Loss from derivative financial instruments		3,913,414		3,472,467
General and administrative expenses (Note 17)		160,183		148,901
Others (Note 16)		658,947		740,197

		4,779,705		4,399,386

Operating gain (loss)		103,269		(100,460)
Non-operating income, net (Note 18)		1,145,129		334,765

Income before income taxes		1,248,398		234,305
Income taxes (Note 19)		646		72,596

Net income	W	1,247,752	W	161,709

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS
Six-Month Periods Ended June 30, 2005 and 2004

	2005		2004

	(Unaudited)
	(in millions of Korean Won)
Cash flows from operating activities
Net income	W	1,247,752	W	161,709
Adjustments to reconcile net income
to net cash provided by operating activities:
Loss (gain) on disposal of loans, net		(10,913)		3,532
Gain on trading securities, net		14,174		(1,555)
Loss on available-for-sale securities, net		(57,174)		202,007
Gain on equity method securities		(1,109,765)		(563,885)
Provision for allowance for loan losses		110,088		287,612
Depreciation		9,362		8,573
Retirement allowance		9,676		9,806
Loss on foreign currency translation		303,307		303,562
Loss from derivative financial instruments, net		112,594		166,822
Gain on valuation of hedged items, net		(388,632)		(541,702)
Decrease in accounts receivable		90,056		2,986,613
Decrease in accounts payable		(14,710)		(3,110,434)
Net decrease in derivative financial instruments		287,007		39,517
Payment of severance benefits		(1,441)		(3,268)
Receipt of dividends		253,418		178,219
Others, net		365,912		169,485

Net cash provided by operating activities		1,220,711		296,613

Cash flows from investing activities
Net decrease (increase) in trading securities		463,337		(717,919)
Net increase in loans		(1,511,538)		(698,990)
Net increase in available-for-sale securities		(2,667,418)		(873,660)
Net decrease in held-to-maturity securities		47,135		264,038
Net decrease in equity method securities		577,316		16,274
Net decrease (increase) in premises and equipment		(6,567)		1,747
Others, net		229,400		276,167

Net cash used in investing activities		(2,868,335)		(1,732,343)

Cash flows from financing activities
Net increase (decrease) in deposits		119,837		(847,543)
Net decrease in borrowings		(199,564)		(184,583)
Net increase in bonds issued		1,732,561		2,445,352
Others, net		—		3,795

Net cash provided by financing activities		1,652,834		1,417,021

Net increase (decrease) in cash and cash equivalents		5,210		(18,709)
Cash and cash equivalents
Beginning of period		74,200		108,563

End of period	W	79,410	W	89,854

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

1.	The Bank

      The Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act for the purpose of supplying and managing major industrial capital to develop the Korean manufacturing industry and others. The Bank has 39 local branches, five overseas branches, three overseas subsidiaries and two overseas offices as of June 30, 2005. The Bank is engaged in the banking business under the Korea Development Bank Act and in the trust business in accordance with the Trust Business Act and other related regulations.

      The Korea Development Bank Act prescribes that the Korean government own the entire capital of the Bank.

2.	Summary of Significant Accounting Policies

      The significant accounting policies followed by the Bank in the preparation of its non-consolidated financial statements are summarized below:

Basis of Financial Statement Presentation

      The Bank operates both a commercial banking business and a trust business in which the Bank, as a fiduciary, holds and manages the property of others. Under the Trust Business Act, the trust funds held as fiduciary are accounted for and reported separately from the Bank’s own commercial banking business.

      The Bank maintains its accounting records in Korean won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, or cash flows is not presented in the accompanying non-consolidated financial statements.

Accounting Estimates

      The preparation of the non-consolidated financial statements requires management to make estimates and assumptions that affect amounts reported herein. Although these estimates are based on management’s best knowledge of current events and actions that the Bank may undertake in the future, actual results may differ from those estimates.

     Application of the Statements of Korean Financial Accounting Standards

      The Korean Accounting Standards Board has published a series of Statements of Korean Financial Accounting Standards (“SKFAS”), which will gradually replace the existing financial accounting standards established by the Korean Financial Supervisory Commission. As SKFAS No. 15, Equity Method Accounting, through No. 17 Provisions, Contingent Liabilities, and Contingent Assets became applicable to the Company on January 1, 2005, the Company adopted these Standards in its financial statements as of and for the six-month periods ended June 30, 2005.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Recognition of Interest Income

      The Bank recognizes interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans, other than those subject to security deposits and guaranteed by financial institutions, is recognized on a cash basis. Such unaccrued interest income as of June 30, 2005, amounted to W508,075 million (December 31, 2004: W434,377 million).

     Provision for Possible Loan Losses

      The Bank provides for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes the financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Provisions are determined by applying the following minimum percentages to the various credit risk ratings:

Loan classifications	Provision percentages

Normal	0.5% or more
Special mention	2% or more
Substandard	20% or more
Doubtful	50% or more
Estimated loss	100%

      Pursuant to the revised Regulation on the Supervision of the Banking Business which became effective December 1, 2002, the Bank changed the credit line for importers from acceptances to domestic import usance bills.

     Securities

      Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity securities. Investments classified as neither trading securities nor held-to-maturity securities are classified as available-for-sale securities.

      Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities classified as available-for-sale securities, which are carried at cost. The fair value of debt securities, which do not have a quoted market value, are calculated using the present value of future cash flows, discounted at a reasonable interest rate determined based on the credit ratings provided by independent credit rating institutions.

      Unrealized holding gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as a capital adjustment, the accumulated amount of which shall be charged to current operations when the related securities are sold or when an impairment loss on the securities is recognized.

      Held-to-maturity securities are generally carried at amortized cost. Premiums and discounts on debt securities are amortized until their maturity using the effective interest rate method.

      Impairment losses are recognized in the statement of operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      The Bank recorded impairment losses amounting to W6,011 million (June 30, 2004: W176,970 million) for the six-month period ended June 30, 2005.

Equity Method Investments

      Investments in equity securities of companies, over which the Bank exercises a control or significant influence, are recorded using the equity method of accounting. Under the equity method, the Bank records changes in its proportionate ownership in the book value of the investee in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying change in book value of the investee.

      The Bank discontinues the equity method of accounting for investments when the Bank’s share in the accumulated losses of the investees equals the costs of the investments, and until the subsequent cumulative changes in its proportionate net income of the investees equal its cumulative proportionate net losses not recognized during the periods when the equity method was suspended. Differences between the initial purchase price and the Bank’s initial proportionate ownership in the net book value of the investee are amortized over five years using the straight-line method, and the amortization is charged to current operations.

      In addition, proportionate share in the difference between fair value of the investee’s identifiable assets (liabilities) and book value is amortized according to the investee’s accounting for the assets and liabilities.

      Unrealized profit included in inventories and property, plant and equipment from transaction between the Bank and equity method investees is calculated based on gross margin by product and eliminated considering the percentage of ownership. However, unrealized profit arising from sales by the Bank to equity method investees which are its consolidated subsidiaries is eliminated fully. Unrealized profit arising from sales between equity method investees is also eliminated considering the percentage of ownership.

      Foreign currency financial statements of equity method investees are translated into Korean won using the exchange rates in effect as of the balance sheet date for assets and liabilities, and three-month average exchange rates for income and expenses. Any resulting translation gain or loss is included in the capital adjustments account, a component of shareholders’ equity.

Property and Equipment, and Related Depreciation

      Property and equipment used for business purposes are recorded at cost, except for those assets subject to upward revaluation in accordance with the Korean Asset Revaluation Law. Such revaluation presents facilities and buildings at their depreciated replacement cost and land at the prevailing market price, as of the effective date of revaluation.

      Depreciation is computed using the declining-balance method, except for buildings and structures, which are depreciated using the straight-line method, based on the estimated useful lives of the assets as described below:

Classifications	Estimated useful lives

Buildings	20-40 years
Structures	10-40 years
Machinery	4 years
Vehicles	4 years
Others	4 years

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Routine maintenance and repairs are charged to expense as incurred. Expenditures, which enhance the value or extend the useful life of the related assets, are capitalized.

      The Bank recognizes an impairment loss when the carrying amount of an asset exceeds its recoverable amount. The impairment loss is recognized in the statement of income and is deducted from the acquisition cost of the impaired asset. If there is a subsequent recovery from the impairment, a reversal of the previous write-down is made up to the amount of the original cost. The reversal amount of the previously recognized loss is credited to current operations as a gain.

Intangible Assets

      Intangible assets are stated at cost, net of accumulated amortization. Amortization of these intangibles is computed using the straight-line method over four to five years.

Present Value Discount

      Receivables and payables arising from long-term installment transactions, long-term cash loans (borrowings) and other similar transactions are stated at present value if the difference between the nominal value and present value is material. Such differences are presented in the present value discount account and directly deducted from the nominal value of the related receivables or payables. The present value discount account is amortized using the effective interest rate method as interest expense or interest income.

      Loans which are impaired due to the restructuring of the borrower, court mediation or negotiation, are revalued using the adjusted interest rate. The difference between the book value and the readjusted value is offset against the provision for possible loan losses, and the remaining difference is recognized as a bad debt expense in the year incurred.

Foreign Currency Translation

      Assets and liabilities denominated in foreign currencies are translated into Korean won at the exchange rates (W1,043.8:US$1) on the balance sheet date. The resulting exchange gains or losses are reflected in current operations.

Bonds Sold under Repurchase Agreements

      The Bank provides a provision for possible losses from the bonds sold under repurchase agreements as determined based on possible loss estimates when the bonds are repurchased. The provision for possible losses as of June 30, 2005, amounted to W32,558 million (December 31, 2004: W36,776 million).

Disposition of Loans

      The Bank records the difference between the selling price and the book value of disposed loans as a gain or loss on disposal of loans. The book value is the face amount of the disposed loans less the identifiable allowance for possible loan losses. When the Bank cannot allocate the allowance for possible loan losses to specific disposed loans, it records the gain or loss as the difference between the selling price and the face amount of the loan.

Accrued Severance Benefits

      Employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of payment

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date.

      Accrued severance benefits are funded at approximately 38.84% as of June 30, 2005, through a group severance trust in Woori Bank. The Bank accounts for the amounts funded under the group severance trust as a deduction to accrued severance benefits.

      Actual payments of severance benefits for the six-month periods ended June 30, 2005, amounted to W1,441 million (June 30, 2004: W3,268 million).

Provision for Possible Guarantee Losses

      The Bank sets up a provision for possible losses on guarantees outstanding as determined based on a credit risk rating of the companies for which guarantees are provided. The Bank provides a provision of 20% or more of guaranteed amounts for companies classified as “substandard,” 50% or more for “doubtful”, and 100% for “estimated loss”. The allowance is shown in the liability section.

Deferred Income Taxes

      The Bank recognizes deferred income taxes for anticipated future tax consequences resulting from temporary differences between amounts reported for financial reporting and income tax purposes. Deferred income tax assets and liabilities are computed on such temporary differences by applying enacted statutory tax rates applicable to the years when such differences are expected to be reversed. Deferred income tax assets are recognized to the extent that it is almost certain that such deferred income tax assets will be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred income tax assets and liabilities.

      Investment tax credits are accounted for using the flow-through method, whereby income taxes are reduced in the period the assets that gave rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred income tax assets, subject to considerations on their recognition, are recognized for the carryforward amount.

      According to SKFAS No. 16, Income Taxes, which became effective on January 1, 2005, the Bank classified deferred income tax assets and liabilities into current portion and non-current portion based on net amount. Deferred income tax is recognized on unrealized gains or losses resulting from valuation of investment securities.

Bonds Purchased under Resale Agreement and Bonds Sold under Repurchase Agreements

      Bonds purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and is accrued evenly over the periods covered by the agreements.

Translation of Foreign Currency Financial Statements

      Accounts and records of the overseas branches are maintained in foreign currencies. For presentation in the accompanying non-consolidated financial statements, the financial statements of the branches have been translated at the exchange rates as of the balance sheet date.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

Derivative Financial Instruments

      Derivative financial instruments held for trading purposes are stated at fair value as of the balance sheet date.

      Derivative financial instruments for fair value hedges are stated at market value. The gains and losses on the hedging instruments, as well as the related loss or gain on the hedged items, are recognized in the current operations.

Compensation to Trust Accounts

      The Bank receives management fees from trust accounts for management and custodian services.

      Certain trust funds held by the Bank are guaranteed a certain rate of return by the Bank. If the income from trust operations is insufficient to generate the required rate of return, the deficiency may be either recovered from previously established special allowances, or compensated by the Bank’s banking accounts. Such compensation is accounted for as other operating expenses of the banking accounts and other income of the trust accounts in accordance with the relevant laws and regulations applicable to trust operations.

Statement of Cash Flows

      In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are material.

3.	Cash and Due from Banks

      Cash and due from banks as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rates
	(%) as of
	June 30, 2005	2005		2004

		(in millions of Korean Won)
Cash on hand in local currency	—	W	76,807	W	71,524
Cash on hand in foreign currency	—		2,604		2,676
Due from banks in local currency	5.81		304,588		402,940
Due from banks in foreign currency	5.16		574,108		715,160

		W	958,107	W	1,192,300

      Due from banks in local currency as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rate
	(%) as of
	June 30, 2005	2005		2004

		(in millions of Korean
		Won)
The Bank of Korea	—	W	177,689	W	226,778
Others	5.81		126,899		176,162

		W	304,588	W	402,940

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Due from banks in foreign currency as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rates
	(%) as of
	June 30, 2005	2005		2004

		(in millions of Korean
		Won)
The Bank of Korea	—	W	17,539	W	29,159
Hana Bank	5.16		79,015		57,409
Shinhan Bank	5.16		56,615		15,657
Korea Exchange Bank	5.16		15,985		28,141
Chohung Bank	5.16		10,289		46,930
Woori Bank	5.16		60,576		69,831
KDB Asia Ltd. (HK)	5.16		121,904		113,774
KDB Ireland Ltd.	5.16		108,777		164,312
Others	5.16		103,408		189,947

		W	574,108	W	715,160

      Restricted deposits included in due from banks as of June 30, 2005, are as follows:

	(in millions of Korean Won)

Reserve deposits with The Bank of Korea	W	195,228
Kookmin Bank		91,573
Shinhan Bank		15,025
Industrial & Commercial Bank of China (ICBC)—Shanghai, China		4,825

	W	306,651

      Deposits with Kookmin Bank and Shinhan Bank are pledged as collateral. Reserve deposits with the Bank of Korea represent amounts required under the Banking Act for the payment of deposits. Reserve deposits with ICBC Shanghai represent amounts required under the related banking regulations of the People’s Republic of China.

      The maturities of the amounts due from banks as of June 30, 2005, are as follows:

	Due from banks		Due from banks
Maturing on or before	in local currency		in foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	20,000	W	363,915	W	383,915
Dec. 31, 2005		—		92,387		92,387
June 30, 2006		35,801		81,952		117,753
June 30, 2007		70,797		20,488		91,285
June 30, 2008		—		15,366		15,366
June 30, 2009		—		—		—
June 30, 2010		—		—		—
Thereafter		177,990		—		177,990

	W	304,588	W	574,108	W	878,696

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

4.	Securities

      Securities as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Trading securities	W	1,774,002	W	2,251,514
Available-for-sale securities		22,600,093		19,016,700
Held-to-maturity securities		2,046,340		2,093,474
Securities under the equity method		10,509,294		10,168,553

	W	36,929,729	W	33,530,241

      Trading securities as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as
	of June 30,
	2005	2005		2004

	(in millions of Korean Won)
Equity investments	—	W	47,331	W	25,329
Government and public bonds	3.90		579,642		654,714
Corporate bonds	3.78-5.27		307,760		347,351
Beneficiary certificate	—		201,704		318,113
Commercial papers	—		—		9,933
Securities in foreign currencies	2.74		637,565		896,074

		W	1,774,002	W	2,251,514

      The par values, acquisition costs and fair values of trading debt securities as of June 30, 2005 and December 31, 2004, are as follows:

	Par value				Acquisition cost				Fair value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Government and public bonds	W	580,000	W	640,000	W	615,396	W	652,586	W	579,642	W	654,714
Corporate bonds		310,000		350,000		337,406		345,630		307,760		347,351
Commercial papers		—		10,000		—		9,932		—		9,932
Trading securities in foreign currencies		631,346		895,079		637,749		896,074		637,565		896,074

	W	1,521,346	W	1,895,079	W	1,590,551	W	1,904,222	W	1,524,967	W	1,908,071

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Trading securities in each foreign currency as of June 30, 2005 and December 31, 2004, are as follows:

Foreign currency				Equivalent in Korean Won

2005		2004		2005		2004

(in millions of Korean Won; other currencies in thousands)
US$	288,957	US$	426,443	W	296,007	W	445,121
EUR	257,231	EUR	287,269		318,370		408,773
JPY	938,562	JPY	561,460		8,703		5,682
GBP	6,032	GBP	9,008		11,164		18,096
CHF	—	CHF	5,978		—		5,510
HKD	—	HKD	70,000		—		9,396
SGD	5,464	SGD	5,484		3,321		3,496

				W	637,565	W	896,074

      Available-for-sale securities as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of
	June 30, 2005	2005		2004

	(in millions of Korean Won)
Equity investments	—	W	8,913,001	W	8,019,224
Government and public bonds	4.17		1,061,376		732,734
Corporate bonds	3.99-5.50		9,678,575		7,142,491
Beneficiary certificates(1)	—		640,006		823,250
Other securities in foreign currency	4.57-5.36		2,307,135		2,299,001

		W	22,600,093	W	19,016,700

(1)	As of June 30, 2005, the Bank has investments of W617,475 million in private equity fund, and the details of its main assets and the operating profits are as follows:

	Name of				Operating
	fund	Main assets	Book value		profits

			(in millions of Korean Won)
Daewoo Securities Co., Ltd.	Classic 2	Government and public bonds and others	W	51,666	W	324
Kyobo Securities Co., Ltd.	Neo J5	Government and public bonds and others		31,485		1,485
Others				534,324		16,662

			W	617,475	W	18,471

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Available-for-sale equity securities, not using the equity method, as of June 30, 2005, are as follows:

		Percentage of
		ownership
	Number of	(%) as of	Acquisition				Fair value or
	shares	June 30, 2005	cost		Book value		net book value

	(in thousands)		(in millions of Korean Won)
Korea Highway Corporation	143,010	8.42	W	1,430,100	W	1,430,184	W	1,350,478
GM Daewoo Auto & Technology Co., Ltd.	108	—		261,375		281,255		281,255
Samsung Life Insurance Co., Ltd.	378	1.89		264,496		132,248		164,442
Industrial Bank of Korea	10,490	2.60		73,094		102,278		102,278
Hyundai Engineering & Construction Co., Ltd.	18,290	16.77		349,615		512,106		512,106
Korea National Housing Corp.	—	17.71		1,300,618		1,300,618		889,495
Korea Land Development Corp.	—	26.66		1,161,903		1,191,329		1,057,943
Korea Water Resources Corp.	—	10.57		976,307		976,307		931,602
Others	—	—		2,657,036		2,998,009		3,047,598

			W	8,474,544	W	8,924,334	W	8,337,197

      The par values, acquisition costs and book values of available-for-sale debt securities as of June 30, 2005 and December 31, 2004, are as follows:

	Par value				Acquisition cost				Book value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Government and public bonds	W	1,074,550	W	714,550	W	1,093,970	W	731,799	W	1,061,376	W	732,734
Corporate bonds		9,915,746		7,220,280		9,970,339		7,319,827		9,678,575		7,142,491
Beneficiary certificates		636,455		195,413		625,315		806,364		640,006		823,250
Investment debt securities in foreign currencies		2,257,311		2,282,805		2,287,910		2,308,597		2,295,802		2,289,341

	W	13,884,062	W	10,413,048	W	13,977,534	W	11,166,587	W	13,675,759	W	10,987,816

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Held-to-maturity debt securities as of June 30, 2005 and December 31, 2004, are as follows:

	Par value				Acquisition cost				Carrying value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Government and public bonds	W	1,804,614	W	1,659,505	W	1,795,921	W	1,595,174	W	1,770,291	W	1,595,349
Corporate bonds		220,000		310,000		212,123		302,123		218,681		323,823
Investment debt securities in local currency		910		1,055		1,002		1,037		1,026		1,045
Investment debt securities in foreign currencies		56,342		173,263		56,341		173,174		56,342		173,257

	W	2,081,866	W	2,143,823	W	2,065,387	W	2,071,508	W	2,046,340	W	2,093,474

      Securities under the equity method as of June 30, 2005 and December 31, 2004, are as follows:

	Percentage of
	ownership
	(%)	Acquisition cost				Book value				Fair value or net book value
	as of
	June 30, 2005	2005		2004		2005		2004		2005		2004

		(in millions of Korean Won)
Korea Electric Power Corporation	29.99	W	4,491,411	W	4,491,411	W	7,770,452	W	7,353,545	W	12,203,382	W	11,209,749
LG Card Co., Ltd.	22.93		421,331		326,943		597,926		254,713		166,466		(231,897)
Daewoo Securities Co., Ltd.	39.09		548,252		548,252		566,889		540,342		541,116		504,238
Daewoo Shipbuilding & Marine Engineering Co., Ltd	31.26		288,383		288,383		459,237		573,734		448,576		552,684
The KDB Capital Corp.	99.53		760,378		754,052		292,155		247,329		269,924		221,312
The GM Daewoo Auto & Technology Company	27.97		213,206		213,206		239,062		231,240		239,062		578,435
STX Pan Ocean Shipping Co., Ltd.	21.12		31,907		31,907		113,937		86,509		121,758		94,607
KDB Asia Ltd. (HK)	100.00		89,592		69,572		98,236		73,567		98,236		73,566
KDB Bank (Hungary) Ltd.	100.00		58,191		58,191		71,447		78,972		74,396		82,572
Others			256,054		667,902		299,953		728,602		295,526		715,220

		W	7,158,705	W	7,449,819	W	10,509,294	W	10,168,553	W	14,458,442	W	13,800,486

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Details of valuation on the securities using the equity method as of and for the six-month period ended June 30, 2005, are as follows:

	Beginning		Acquisition				Valuation		Retained		Capital		Ending
	book value		(disposal)		Dividends		gain (loss)		earnings		adjustments(1)		book value

	(in millions of Korea Won)
Korea Electric Power Corporation	W	7,353,545	W	—	W	220,984	W	511,122	W	137,939	W	(11,170)	W	7,770,452
LG Card Co., Ltd.		254,713		244,440		—		97,924		—		849		597,926
Daewoo Securities Co., Ltd.		540,342		—		—		20,289		—		6,258		566,889
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		573,734		—		20,939		(24,539)		—		(69,019)		459,237
The KDB Capital Corp.		247,329		6,326		—		13,730		—		24,770		292,155
The GM Daewoo Auto & Technology Company		231,240		(1,106)		—		(145,191)		—		154,119		239,062
STX Pan Ocean Shipping Co., Ltd.		86,510		—		6,400		37,442		(3,509)		(106)		113,937
KDB Asia (HK) Ltd.		73,566		20,020		—		4,222		—		428		98,236
KDB Bank (Hungary) Ltd.		78,972		—		—		(7,900)		—		375		71,447
Others		728,602		(435,973)		5,095		19,207		16		(6,804)		299,953

	W	10,168,553	W	(166,293)	W	253,418		526,306	W	134,446	W	99,700	W	10,509,294

Foreign currency translation gain								2,930

							W	529,236

(1)	Representing accounts before adjustments for deferred income tax directly reflected in the shareholders’ equity.

     The equity method adjustments are calculated as the difference between the initial purchase price and the Bank’s initial proportionate ownership in the net book value of investees at the time of purchase. Equity method adjustment debits are amortized over five years, while equity method adjustment credits are amortized over five years or over the weighted-average of the useful lives of tangible assets of investees using the straight-line method.

      The accumulated unamortized equity method adjustments as of June 30, 2005 and December 31, 2004, are as follows:

	2005				2004

	Equity method		Equity method		Equity method		Equity method
	adjustment debit		adjustment credit		adjustment debit		adjustment credit

	(in millions of Korea Won)
Beginning balance	W	590,531	W	4,222,464	W	159,357	W	3,123,049
Increase		87,619		353,332		550,946		1,333,506
Amortization		(176,800)		(129,365)		(119,772)		(234,091)

Ending balance	W	501,350	W	4,446,431	W	590,531	W	4,222,464

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Investees in which the Bank holds more than 15% of interest but are not valued using the equity method as of June 30, 2005, are as follows:

		Percentage of
		ownership(%)
	Number of	as of	Acquisition				Fair value or
	shares	June 30, 2005	cost		Book value		net book value

	(in thousands)		(in millions of Korean Won)
Korea Land Development Corp. (1)	—	26.66	W	1,161,903	W	1,191,329	W	1,057,943
Korea National Housing Corp. (1)	—	17.71		1,300,618		1,300,618		889,495
Hyundai Engineering & Construction Co., Ltd.	18,290	16.77		349,615		512,106		512,106
Korea National Tourism Organization(1)	2,824	43.58		24,370		35,529		137,944
Donghae Pulp Co., Ltd.	4,900	51.36		24,500		11,686		11,686
Hyundai Corporation	3,894	16.96		15,248		30,372		30,372
Others				382,153		290,943		304,891

			W	3,258,407	W	3,372,583	W	2,944,437

(1)	Although it has over 15% ownership holdings in the investee companies presented above, the Bank is not considered to have a significant influence over the management of these companies because the aggregate ownership percentage held by the Korean government exceeds 50% of the ownership in these companies.

     Accumulated unrealized gains/losses and elimination of the unrealized gains/losses as of June 30, 2005 and December 31, 2004, are as follows:

	2005								2004

	Jan. 1		Realized		Reversal		Jun. 30		Jan. 1		Realized		Reversal		Dec. 31

	(in millions of Korean Won)
The KDB Capital Corp.	W	2,301	W	1,141	W	—	W	3,443	W	839	W	1,462	W	—	W	2,301
Daewoo Securities Co., Ltd.		2,000		—		(1,000)		1,000		1,000		1,000		—		2,000
Daewoo Shipbuilding & Marine Engineering Co., Ltd		1,632		—		(90)		1,542		1,971		—		(339)		1,632
STX Pan Ocean Shipping Co., Ltd.		—		—		—		—		577		—		(577)		—
KDB Asia Ltd. (HK)		105		—		(2)		102		120		—		(15)		105
KDB Ireland Ltd.		—		615		—		615		—		—		—		—
KDB Bank (Hungary) Ltd.		52		—		(1)		51		60		—		(8)		52

	W	6,090	W	1,756	W	(1,093)	W	6,753	W	4,567	W	2,462	W	(939)	W	6,090

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Details of marketable securities under the equity method as of June 30, 2005, are as follows.

	2005

	Fair value		Book value

	(in millions of Korean Won)
Korea Electric Power Corp.	W	6,091,470	W	7,770,452
LG Card Co., Ltd.		988,764		597,926
Daewoo Shipbuilding & Marine Engineering Co., Ltd		1,187,538		459,237
Daewoo Securities Co., Ltd.		636,087		566,889
Mediana Electronics Co., Ltd.		5,384		4,651
Sewon Co., Ltd		2,832		6,356

	W	8,912,075	W	9,405,511

      The maturity of investments in available-for-sale and held-to-maturity debt securities as of June 30, 2005, are as follows:

	Available-for-sale		Held-to-maturity
Maturing on or before	debt securities		debt securities

	(in millions of Korean Won)
June 30, 2006	W	2,540,618	W	1,597,729
June 30, 2010		9,711,556		300,241
June 30, 2015		1,423,585		148,370

	W	13,675,759	W	2,046,340

      Investment securities denominated in foreign currencies as of June 30, 2005 and December 31, 2004, are as follows:

Foreign currency				Equivalent in Korean Won

2005		2004		2005		2004

(in millions of Korean Won; other currencies in thousands)
Available-for-sale debt securities:
US$	1,731,246	US$	1,825,747	W	1,773,489	W	1,905,715
JPY	22,483,674	JPY	21,538,332		208,484		217,983
GBP	30,436	GBP	29,536		56,327		59,338
EUR	205,084	EUR	72,062		253,828		102,542
RMB	29,686	RMB	29,837		3,674		3,763

				W	2,295,802	W	2,289,341

Held-to-maturity debt securities:
US$	55,000	US$	165,986	W	56,342	W	173,256

      As of June 30, 2005, investment securities amounting to W485,000 million are pledged as collateral to KDB First Securitization Specialty Co., Ltd. and others.

      With regard to futures trading, 7,480,060 shares of Korea Electric Power Corporation and debt securities of Korea Deposit Insurance Corporation amounting to W19,000 million are pledged as a substitute for the deposit money to Kookmin Futures Inc. and others as of June 30, 2005.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Impairment losses on securities for the six-month period ended June 30, 2005, are as follows:

	Amortized Cost		Impairment loss		Book value

	(in millions of Korean Won)
Equity Securities
Donghae Pulp Co., Ltd.	W	12,250	W	564	W	11,686
Sunic System Ltd.		1,520		1,520		—
ClickQ Inc.		501		501		—
Excel Semiconductor Inc.		500		500		—
Biotoxtech Co., Ltd		550		539		11
Selenics Co., Ltd.		490		490		—
Dusung Information & Communication Co., Ltd.		300		300		—
Others		1,003		1,000		3

		17,114		5,414		11,700
Debt Securities
Daewoo Electronics Co., Ltd.		2,124		597		1,527

	W	19,238	W	6,011	W	13,227

      Issuers of securities held by the Bank as of June 30, 2005 and December 31, 2004, are as follows:

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By country
Republic of Korea	W	35,514,530	W	32,023,594	96.17
USA		3,119		458,111	0.01
The Philippines		12,207		3,121	0.03
Thailand		277,498		2,648	0.75
Others		1,122,375		1,042,767	3.04

	W	36,929,729	W	33,530,241	100.00

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By issuer
Korea Electric Power Corp.	W	7,809,557	W	7,450,916	21.15
Korea National Housing Corp.		1,300,618		1,300,618	3.52
Korea Highway Corp.		1,430,184		1,439,421	3.87
Korea Deposit Insurance Corp.		1,294,907		1,273,662	3.51
Korea Land Development Corp.		1,191,329		1,164,059	3.23
Korea Asset Management Corp.		59,449		66,789	0.16
Others		23,843,685		20,834,776	64.56

	W	36,929,729	W	33,530,241	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

					Ratio (%) as
					of June 30,
	2005		2004		2005

	(in millions of Korean Won)
By industry
Banking and insurance	W	11,095,563	W	9,829,215	30.04
Electric, gas and water supply industry		7,971,544		7,630,367	21.59
Manufacturing		6,950,867		5,931,303	18.82
Construction		5,025,288		4,537,294	13.61
Public administration		1,222,612		2,271,111	3.31
Others		4,663,855		3,330,951	12.63

	W	36,929,729	W	33,530,241	100.00

5.	Loans Receivable

      Loans receivable as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Loans receivable in local currency	W	17,564,986	W	17,125,418
Loans receivable in foreign currencies		13,489,209		13,504,107
Other loans		17,383,853		16,248,356

		48,438,048		46,877,881
Less: Provision for possible loan losses		(1,132,738)		(961,578)
Present value discount		(60,468)		(67,517)

	W	47,244,842	W	45,848,786

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Loans receivable in local and foreign currencies as of June 30, 2005 and December 31, 2004, are as follows:

     Loans receivable in local currency

	Annual interest
	rates (%) as of
	June 30,
	2005	2005		2004

		(in millions of Korean Won)
Loans for working capital
Industrial fund loans	5.84	W	5,684,883	W	5,427,615
Government fund loans	3.64		429,059		455,136
Overdraft	6.65		156,708		257,331
Others	5.10 - 5.61		1,059,379		993,195

			7,330,029		7,133,277

Loans for facilities
Industrial fund loans	6.03		6,867,064		6,685,812
Government fund loans	3.91		889,015		911,956
Others	2.98 - 5.11		2,478,878		2,394,373

			10,234,957		9,992,141

		W	17,564,986	W	17,125,418

     Loans receivable in foreign currencies

	Annual interest
	rates (%) as of
	June 30,
	2005	2005		2004

		(in millions of Korean Won)
Loans for working capital
Local currency loans denominated in foreign currencies	3.87	W	950,709	W	1,051,400
Foreign currency loans	3.89		1,019,193		715,961
Others	3.25		326,297		523,684

			2,296,199		2,291,045

Loans for facilities
Local currency loans denominated in foreign currencies	3.80		4,049,794		3,387,046
Foreign currency loans	4.39		3,283,214		2,719,306
Offshore loans in foreign currencies	3.85		1,147,394		1,132,703
Asian Development Bank loans	—		—		1,043,800
Loans to International Bank for Reconstruction and Development	3.64		2,712,608		2,930,206

			11,193,010		11,213,061

		W	13,489,209	W	13,504,106

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Other loans receivable

	2005		2004

	(in millions of Korean Won)
Notes purchased	W	519	W	255
Bills purchased		1,821,759		1,877,044
Advances for customers		118,342		63,149
Bonds purchased under repurchase agreements		183,958		192,152
Call loans		739,978		634,452
Domestic import usance bills		2,679,573		2,823,961
Debentures accepted by private subscription		10,078,096		9,302,841
Others(1)		1,761,628		1,354,502

	W	17,383,853	W	16,248,356

(1)	Loans receivable convertible into equity, which are subject to mandatory conversion as of June 30, 2005, are as follows:

	Amount		Conversion Price		Restriction on Disposal

			(Won per share)

	(in millions of Korean Won
	except per share price)
Ssangyong Cement Industry Co., Ltd.	W	200,000	W	5,000	Until Dec. 31, 2005
Bank25 Co., Ltd.		8,139	W	10,000 or 20,000	—

	W	208,139

      The maturity of loans receivable in local and foreign currencies as of June 30, 2005, are as follows:

	Loans for
	working	Loans for	Loans for	Loans for
	capital in	facilities in	working capital in	facilities in
Maturing on or before	local currency	local currency	foreign currency	foreign currency	Total

	(in millions of Korean Won)
Sept. 30, 2005	W1,383,806	W474,776	W956,316	W581,122	W3,396,020
Dec. 31, 2005	1,027,730	356,742	450,564	471,701	2,306,737
June 30, 2006	1,782,877	753,707	610,024	973,829	4,120,437
June 30, 2007	1,152,983	1,720,818	132,014	1,920,154	4,925,969
June 30, 2008	998,478	1,872,090	94,622	1,865,679	4,830,869
June 30, 2009	419,770	1,563,557	20,265	1,582,393	3,585,985
June 30, 2010	470,328	1,378,010	22,065	1,133,103	3,003,506
Thereafter	94,057	2,115,257	10,329	2,665,029	4,884,672

	W7,330,029	W10,234,957	W2,296,199	W11,193,010	W31,054,195

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Changes in the provision for possible loan losses for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005						2004

	Loan		Other assets		Total		Total

	(in millions of Korean Won)
Balance at the beginning of the year	W	961,578	W	3,900	W	965,478	W	1,101,849
Changes in overseas branches due to foreign currency translation		(678)		—		(678)		(4,211)
Provision carryover from loan acquisition		87,325		—		87,325		237,126
Change to provision for possible losses		(571)		—		(571)		(965)
Decrease in provision due to loan disposal		(90)		—		(90)		(48,680)
Changes in provision from loan restructuring		161		—		161		6,202
Current write-offs		(13,853)		—		(13,853)		(640,980)
Current provision		98,866		11,222		110,088		315,137

	W	1,132,738	W	15,122	W	1,147,860	W	965,478

      As of June 30, 2005 and December 31, 2004, the provisions for possible loan losses and other assets are as follows:

Loans receivable

	2005		2004

	(in millions of Korean Won)
Loans receivable in local currency and foreign currencies and notes purchased	W	710,301	W732,367
Bills purchased		232,428	36,583
Advances for customers		45,977	8,276
Domestic import usance bills		35,293	41,933
Debentures accepted by private subscription		107,348	139,410
Other loans receivable		1,391	3,009

		1,132,738	961,578
Other assets		15,122	3,900

	W	1,147,860	W965,478

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      As of June 30, 2005, the classification of loans and provisions for possible loan losses are as follows:

		Provisions for		Ratio (%)
		possible loan		as of
Classification	Loans(1)	losses		June 30, 2005

	(in millions of Korean Won)
Normal	W37,766,096	W	190,545	0.50
Special mention	1,602,534		326,717	20.39
Substandard	509,987		170,097	33.35
Doubtful	30,626		22,920	74.84
Estimated Loss	422,459		422,459	100.00
Others(2)	8,045,877		—	—

	W48,377,579	W	1,132,738	2.34

(1)	Net of present value discounts.

(2)	Loans to or loans guaranteed by the Korean government.

     The ratio of provisions to total loans and ratio of provisions to non-performing loans as of June 30, 2005 and December 31, 2004 and 2003, are as follows:

	2005		2004		2003

	(in millions of Korean Won)
Total loans	W	48,377,579	W	46,810,364	W	48,550,631
Provisions for possible losses		1,132,738		961,578		1,097,039
Provision ratio(%)		2.34		2.05		2.26
Non-performing loans	W	963,072	W	819,038	W	1,626,381
Provisions for possible losses		615,476		378,221		584,104
Provision ratio(%)		63.91		46.18		35.91

      Restructured loans receivable as of June 30, 2005 and December 31, 2004, due to court receivership, court mediation or other financial restructuring process are as follows:

	2005		2004

	(in millions of Korean Won)
Conversion to equity investment	W	36,987	W	701,736

      When the contractual terms, such as the principal, interest rate, and maturity of impaired loans are restructured, the Bank adjusts the carrying amount of the impaired loans to its present value determined based on the restructured terms. The Bank recognizes losses arising from the restructuring of the impaired loans as incurred.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Loans receivable restructured due to changes in contractual terms for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Beginning
Original amount before restructuring	W	534,694	W	964,673
Present value		467,177		862,370

Present value discount	W	67,517	W	102,303

Present value discount
Increase	W	—	W	3,598
Decrease(amortization)		(7,050)		(38,384)

	W	(7,050)	W	(34,786)

Ending
Original amount before restructuring	W	508,511	W	534,694
Present value		448,044		467,177

Present value discount	W	60,467	W	67,517

      The present value discount account is amortized using the effective interest rate method over the redemption periods.

      The Bank’s local and foreign currency loan portfolio by country, major customers and industry as of June 30, 2005 and December 31, 2004, are as follows:

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By country
Republic of Korea	W	29,509,438	W	29,098,337	95.03
USA		180,622		182,750	0.58
Indonesia		8,915		114,773	0.03
Others		1,355,220		1,233,665	4.36

	W	31,054,195	W	30,629,525	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By customer
Small Business Corp.	W	2,651,814	W	2,768,488	8.54
Korea Deposit Insurance Corp.		870,740		939,420	2.80
GM Daewoo Auto & Technology Company		817,700		817,700	2.63
Korean Airline Co., Ltd.		645,135		694,123	2.08
Dongbuanam Semiconductor Inc.		590,000		544,500	1.90
Tong Yang Cement Corporation		495,236		514,842	1.59
Others		24,983,570		24,350,452	80.46

	W	31,054,195	W	30,629,525	100.00

					Ratio (%) as of
	2005		2004		June 30, 2005

	(in millions of Korean Won)
By industry
Manufacturing	W	16,862,718	W	16,243,589	54.30
Banking and insurance		3,030,080		2,773,301	9.76
Transportation and communication		3,153,954		3,155,291	10.16
Public administration		2,743,453		3,283,814	8.83
Electric, gas and water supply industry		1,322,409		1,133,682	4.26
Others		3,941,581		4,039,848	12.69

	W	31,054,195	W	30,629,525	100.00

6.	Property and Equipment

      Property and equipment as of June 30, 2005 and December 31, 2004, are as follows:

	Acquisition cost or
	revaluation				Accumulated depreciation				Net book value

	2005		2004		2005		2004		2005		2004

	(in millions of Korean Won)
Land	W	314,707	W	314,687	W	—	W	—	W	314,707	W	314,687
Buildings and structures		375,479		375,013		52,358		47,684		323,121		327,329
Machinery		53,892		52,350		43,460		42,816		10,432		9,534
Vehicles		1,273		1,298		970		913		303		385
Construction-in-progress		550		—		—		—		550		—
Others		31,727		31,180		25,245		24,740		6,482		6,440

	W	777,628	W	774,528	W	122,033	W	116,153	W	655,595	W	658,375

      The government-valued price of the Bank’s land for the year ended June 30, 2005, is W307,630 million (December 31, 2004: W277,816 million).

      As of June 30, 2005, the Bank’s premises, equipment and other assets are insured against fire and other casualty losses up to approximately W306,130 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

7.	Other Assets

      Other assets as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Intangible assets	W	36,306	W	38,255
Other accounts receivables		5,910,822		6,000,878
Accrued income		346,877		311,572
Prepaid expense		226,936		188,769
Others		668,875		548,588

		7,189,816		7,088,062
Less: Provisions for possible losses		(15,122)		(3,900)

	W	7,174,694	W	7,084,162

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

8.	Deposits

      Deposits as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of
	June 30, 2005	2005		2004

		(in millions of Korean Won)
Local currency deposits
Demand deposits
Checking accounts	—	W	36,377	W	2,473
Passbook deposits	0.01		313,918		90,448
Temporary deposits	0.21		24,545		16,171
Others	0.25		302		283

			375,142		109,375

Time and savings deposits
Time deposits	2.94		2,893,069		2,492,840
Installment savings deposits	3.72		115,305		123,378
Corporate savings deposits	2.69		2,317,974		2,514,240
Savings deposits	1.99		174,105		156,820
Long-term savings for households	0.68		253		409
Others	8.79		147,137		157,465

			5,647,843		5,445,152

Total local currency deposits			6,022,985		5,554,527

Foreign currency deposits
Demand deposits
Checking accounts	—		45,609		35,723
Temporary deposits	1.09		154,441		172,465
Passbook deposits	2.36		146		262
Others	0.03		1,241		4

			201,437		208,454

Savings deposits
Time deposits	2.41		246,668		537,257

Total foreign currency deposits			448,105		745,711

Negotiable certificates of deposits	3.10		2,581,704		2,632,720

		W	9,052,794	W	8,932,958

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      The maturities of time and savings deposits in local and foreign currencies as of June 30, 2005, are as follows:

			Installment
			savings		Time deposits in
Maturing on or before	Time deposits		deposits		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	1,034,168	W	24,998	W	177,322	W	1,236,488
Dec. 31, 2005		829,667		25,326		57,568		912,561
June 30, 2006		847,183		31,243		10,723		889,149
June 30, 2007		71,612		27,478		1,055		100,145
June 30, 2008		42,774		6,239		—		49,013
June 30, 2009		67,665		21		—		67,686
June 30, 2010		—		—		—		—

	W	2,893,069	W	115,305	W	246,668	W	3,255,042

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

9.	Borrowings

      Borrowings as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of
	June 30,
	2005	2005		2004

		(in millions of Korean Won)
Local currency borrowings
Ministry of Finance and Economy	3.25	W	1,658,342	W	1,739,149
Industrial Bank of Korea	2.84		370,161		406,255
Small & Medium Industry Promotion Fund	3.68		402,130		359,379
Ministry of Culture and Tourism	2.09		830,059		737,056
Korea Energy Management Corporation	2.02		570,328		564,072
Local governments	3.21		80,522		72,908
Others	2.13-2.25		958,444		855,832

			4,869,986		4,734,651

Foreign currency borrowings
KFW group in Germany	3.76		14,700		17,978
Asian Development Bank	—		—		1,043,800
International Bank for Reconstruction and Development	3.41		3,139,759		3,411,124
Others	1.18-2.71		7,039,358		6,486,850

			10,193,817		10,959,752

Other borrowings
Bonds sold under repurchase agreements	—		5,797,134		3,555,260
Notes sold	—		859		1,109
Call money	—		810,089		2,295,160

			6,608,082		5,851,529

		W	21,671,885	W	21,545,932

      As of June 30, 2005, the repayment of W67,140 million included in the foreign currency borrowings above are guaranteed by the Korean government.

      As of June 30, 2005, the Bank has local loans receivables denominated in foreign currencies of W56,763 million and foreign currency loans of W10,306 million, which were both sourced from the Bank’s borrowings from The Japan Bank for International Cooperation amounting to W67,069 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      The maturities of borrowings in local and foreign currencies as of June 30, 2005, are as follows:

	Borrowings in		Borrowings in
Maturing on or before	local currency		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	358,994	W	3,259,078	W	3,618,072
Dec. 31, 2005		192,142		1,458,015		1,650,157
June 30, 2006		257,947		1,619,946		1,877,893
June 30, 2007		614,119		922,495		1,536,614
June 30, 2008		809,022		744,590		1,553,612
June 30, 2009		590,691		467,179		1,057,870
June 30, 2010		630,363		631,555		1,261,918
Thereafter		1,416,708		1,090,959		2,507,667

	W	4,869,986	W	10,193,817	W	15,063,803

      The subordinated debt included in borrowings as of June 30, 2005 and December 31, 2004, are as follows:

	Annual interest
	rates (%) as of

	June 30,
	2005	2005		2004		Repayment terms

		(in millions of Korean Won)
Government funds	3.25	W	1,658,207	W	1,738,980	Installment reimbursement
Agency for International Development relending facilities	1.99		135		169	Installment reimbursement
Asian Development Bank relending facilities	—		—		1,043,800	Lump-sum reimbursement
International Bank for Reconstruction and Development relending facilities	3.41		3,139,759		3,411,124	Installment reimbursement

		W	4,798,101	W	6,194,073

10.	Industrial Finance Bonds

      Industrial finance bonds (“IFB”) as of June 30, 2005 and December 31, 2004, are as follows:

	Annual
	interest rates (%)
	as of June 30, 2005	2005		2004

		(in millions of Korean Won)
IFB in local currency	4.48	W	30,233,849	W	28,741,478
IFB in foreign currencies	2.43		10,055,317		10,170,197
Offshore IFB in foreign currencies	2.79		1,545,355		1,199,267

			41,834,521		40,110,942
Premiums on IFB			27,119		34,534
Discounts on IFB			(38,678)		(41,973)

		W	41,822,962	W	40,103,503

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Under the Korea Development Bank Act, the Bank has authority to issue industrial finance bonds. The amount of issued bonds and guarantees outstanding by the Bank is limited to 30 times the amount of paid-in capital and legal reserve. Bonds purchased or guaranteed by the Korean government are not included in the limit. When existing bonds are refinanced or if guarantees are executed, the limit is temporarily suspended. The amount of issued bonds guaranteed by the Korean government as of June 30, 2005, is W737 million (December 31, 2004: W784 million).

      The Bank acquired industrial finance bonds during the six-month ended June 30, 2005, amounting to W134,899 million (December 31, 2004: W177,841 million). The treasury bonds are deducted from industrial finance bonds.

      The maturities of IFB as of June 30, 2005, are as follows:

			IFB in foreign		Offshore IFB in
Maturing on or before	IFB in local currency		currency		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2005	W	5,511,500	W	—	W	—	W	5,511,500
Dec. 31, 2005		4,442,557		204,880		15,059		4,662,496
June 30, 2006		7,176,317		1,139,208		617,815		8,933,340
June 30, 2007		5,696,883		1,365,319		505,867		7,568,069
June 30, 2008		4,794,294		1,546,767		78,576		6,419,637
June 30, 2009		632,433		1,973,703		139,091		2,745,227
June 30, 2010		1,440,008		2,418,965		—		3,858,973
Thereafter		552,899		1,382,940		187,881		2,123,720

	W	30,246,891	W	10,031,782	W	1,544,289	W	41,822,962

11.	Other Liabilities

      Other liabilities as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Trust account debit	W	715,657	W	328,334
Other accounts payables		5,893,210		5,907,381
Accrued expenses		635,132		627,818
Advanced income		67,976		69,290
Guarantee deposits		34,334		41,143
Advances received on IFB		10,809		4,607
Provisions for possible other losses		34,508		79,064
Others		950,841		365,743

	W	8,342,467	W	7,423,380

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

12.	Guarantees Outstanding and Commitments

      The Bank provides guarantees for its customers. Outstanding guarantees and the related provisions for possible losses as of June 30, 2005 and December 31, 2004, are as follows:

					Provision for
	Guarantees				possible losses

	2005		2004		2005		2004

	(in millions of Korean Won)
Acceptances	W	410,512	W	428,052	W	10,280	W	5,890
Guarantees on local borrowings		252,995		267,045		4,950		4,950
Guarantees on indebtedness in foreign currencies		7,921,976		8,218,519		907		1,054
Letters of guarantee for importers		40,920		32,319		210		37

	W	8,626,403	W	8,945,935	W	16,347	W	11,931

      The unsettled guarantees and commitments provided by the Bank as of June 30, 2005 and December 31, 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Unsettled guarantees
Local letter of credit issuance	W	28,244	W	12,449
Foreign letter of credit issuance		1,714,959		1,397,814
Others		2,456,439		1,852,251

		4,199,642		3,262,514

Commitments
For loans in local currency		6,457,011		6,991,481
For loans in foreign currency		371,996		747,704

		6,829,007		7,739,185

Bonds sold under repurchase agreements		1,007,187		1,021,952

	W	12,035,836	W	12,023,651

13.	Commitments and Contingencies

      The Bank has entered into agreements to provide certain syndicated loans with foreign banks. The total amount available under such loans are US$112.8 million, EUR 4 million, JPY 2,600 million and RMB 47 million (all equivalent to W150,479 million) and W111,648 million, of which US$66 million, EUR 1 million, JPY 1,828 million and RMB 37 million (all equivalent to W90,538 million) and W54,276 million have not been withdrawn by borrowers as of June 30, 2005.

      In 1998, the Bank sold with recourse W3,084,141 million of non-performing loans classified as substandard or below, to the Korea Asset Management Corporation for proceeds amounting to W1,339,629 million. The resulting loss of W1,744,512 million was recorded as a loss on disposal of loans in 1998. As of June 30, 2005, the unsettled amount of such loans amounted to W176,687 million, and the provision for possible losses from the disposal of unsettled loans recorded as other liabilities amounted to W26,886 million.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

      Loans sold off to KDB First Securitization Specialty Co., Ltd. and others in accordance with the Asset Securitization Plan as of June 30, 2005, are as follows:

						Retained
						subordinated
	Disposal date	Book value		Selling price		debt securities		Collateral(1)

		(in millions of Korean Won)
KDB First SPC	June 8, 2000	W	950,627	W	600,000	W	201,800	W	120,000
KDB Second SPC	November 8, 2000		914,764		423,600		143,600		80,000
KDB Third SPC	September 20, 2001		1,793,546		949,900		349,900		185,000
KDB Fifth SPC	December 13, 2001		765,358		528,400		238,400		100,000

		W	4,424,295	W	2,501,900	W	933,700	W	485,000

(1)	Investment securities are pledged as collateral (Note 4).

     According to the contracts on asset transfers stipulating warranty for the assets above, the Bank has a responsibility of warranty up to 30% of the proceeds when the principal or a part of the interest is not repaid at the expected due date according to the cash flows payment schedule.

      The Bank has provided credit lines to several securitization specialty companies amounting to W6,829,007 million, of which W30,448 million was withdrawn as of June 30, 2005.

      The Bank still has the valid legal right to seek indemnity for a part of loan receivables written off as of June 30, 2005, in the amount of W1,258,682 million.

      The Bank has outstanding loans receivable amounting to W2,482,929 million and securities amounting to W1,803,875 million as of June 30, 2005, for companies under workout, court receivership, court mediation and other restructuring process. The Bank recorded W711,242 million as provisions for possible loan losses, and W9,534 million for present value discount with regard to these loans receivable and securities. Actual losses from these loans may differ from the provisions recorded.

      As of June 30, 2005, the Bank faces 16 legal cases involving an aggregate amount of W21,543 million, and has filed 12 lawsuits, with an aggregate amount of W290,520 million. Moreover, KDB Ireland Ltd., a consolidated subsidiary, is involved in a case against Hanvit LSP and Woori Bank in relation to an asset management contract. The final outcome of these cases cannot yet be determined as of the report date, although Management believes they will not materially affect the Bank’s financial position.

14.	Derivative Financial Instruments and the Related Contracts

      The Bank utilizes derivative financial instruments to hedge against financial market risks or for trading purposes.

      In case of trading purposes, the Bank uses futures and forward contracts, swaps, and options, in order to gain a profit from short-term fluctuations of the underlying value of the derivatives, by forecasting the future interest rate, exchange rate or other variables affecting the value of the instruments. Furthermore, the Bank also trades the instruments to hedge against the derivative financial instruments purchased by the Bank’s customers.

      Additionally, the trading derivatives include the derivatives used to hedge the exchange rate of the Bank’s foreign currency assets and liabilities and interest rate of the Bank’s loans and borrowings, of which the underlying assets and liabilities are already valued at fair market value in accordance with the financial

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

accounting standards generally accepted in the Republic of Korea or the position hedging transactions in which derivative instruments are not specifically identified to the underlying transactions.

      The hedging instruments generally include the cross currency swaps and/or interest rate swaps used to hedge the borrowings and bonds denominated in foreign currency from the exchange rate and/or the interest rate risks. Those hedging transactions are made with foreign financial institutions and domestic banks. The hedging instruments also include the interest swaps used to reduce interest rate risks of the Industrial Finance Bonds issued in won.

      The unsettled contract amount of the Bank’s derivatives and the related valuation gains (losses) as of June 30, 2005, are as follows:

	Unsettled contract amount						Valuation gains/losses (P/L)						Valuation
													asset
	Trading		Hedging				Trading		Hedging				(liability)
	purpose		purpose		Total		purpose		purpose		Total		(B/S)

	(in millions of Korea Won)
Interest rate
Forward	W	2,481,720	W	—	W	2,481,720	W	39	W	—	W	39	W	39
Futures		8,390,332		—		8,390,332		(1,669)		—		(1,669)		—
Swap		47,214,171		3,575,185		50,789,356		8,351		3,630		11,981		167,888
Option
Buy		728,808		—		728,808		370		—		370		15,450
Sell		699,256		—		699,256		5,770		—		5,770		(11,160)

		59,514,287		3,575,185		63,089,472		12,861		3,630		16,491		172,217

Currency
Forward		53,575,269		—		53,575,269		(61,945)		—		(61,945)		(196,903)
Futures		284,937		—		284,937		2,951		—		2,951		—
Swap		18,502,171		2,378,675		20,880,846		23,143		(95,833)		(72,690)		44,134
Option
Buy		3,008,739		—		3,008,739		4,063		—		4,063		39,162
Sell		3,147,272		—		3,147,272		(1,765)		—		(1,765)		(72,908)

		78,518,388		2,378,675		80,897,063		(33,553)		(95,833)		(129,386)		(186,515)

Stock price index
Futures		14,192		—		14,192		(90)		—		(90)		—
Option
Buy		653,500		—		653,500		(3,839)		—		(3,839)		24,813
Sell		653,835		—		653,835		4,230		—		4,230		(24,839)

		1,321,527		—		1,321,527		301		—		301		(26)

	W	139,354,202	W	5,953,860	W	145,308,062	W	(20,391)	W	(92,203)	W	(112,594)	W	(14,324)

15.	Shareholder’s equity

     Paid-in Capital

      The Korean government shall provide the entire paid-in capital of the Bank in accordance with the Korea Development Bank Act. The authorized paid-in capital amounts to W10,000,000 million as of

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

June 30, 2005. The total paid-in capital of the Bank outstanding as of June 30, 2005 is W8,241,861 million.

      On April 30, 2004, the Korean government increased the Bank’s capitalization by W1,000 billion by additionally contributing KEPCO shares of W695 billion and subscription certificates of Korean Water Resources Corporation amounting to W305 billion.

     Legal Reserve

      The Korea Development Bank Act requires the Bank to appropriate net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

     Offsetting of Accumulated Deficit

      In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If the reserves are insufficient to eliminate the accumulated deficit, the Korean government should complement the deficiency.

      The changes in valuation gain (loss) from investment securities recorded as capital adjustments for the the six-month periods ended June 30, 2005, and the year ended December 31, 2004, are presented as follows:

	2005						2004

	Available-for-		Securities under
	sale securities		the equity method		Total		Total

	(in millions of Korean Won)
Beginning balance	W	630,730	W	78,603	W	709,333	W	(176,620)
Increase (decrease) due to disposals and others		(29,500)		(4,986)		(34,486)		5,665
Valuation gain (loss) during the period		686,500		99,700		786,200		880,288
Replacement to deferred tax asset		(354,126)		(38,929)		(393,055)		—

Ending balance	W	933,604	W	134,388	W	1,067,992	W	709,333

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

16.	Other Non-Interest Revenue (Expenses)

      Other non-interest revenue (expenses) for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Other non-interest revenue
Gain on foreign currency transactions	W	276,228	W	313,486
Others		28,451		23,568

	W	304,679	W	337,054

Other non-interest expense
Loss on foreign currency transactions	W	602,017	W	614,857
Donations		17,325		17,860
Others		39,605		107,480

	W	658,947	W	740,197

17.	General and Administrative Expenses

      General and administrative expenses for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Salaries	W	87,823	W	79,432
Retirement allowance		9,676		9,806
Employee benefits		6,740		7,120
Rent		3,598		3,728
Depreciation		9,362		8,573
Taxes and dues		4,985		4,567
Printing		2,131		2,098
Travel		1,592		1,485
Commission		4,692		4,327
Others		29,584		27,765

	W	160,183	W	148,901

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

18.	Non-Operating Income (Expenses)

      Non-operating income (expenses) for the six-month period ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Non-operating income
Rental income	W	409	W	282
Gain on disposal of loans receivable		10,913		242
Gain on disposal of available-for-sale securities		69,987		62,832
Gain on disposal of securities under the equity method		584,731		4
Equity gain on investments		778,109		563,882
Others		8,462		2,043

		1,452,611		629,285

Non-operating expenses
Loss on disposal of loans receivable		—		3,774
Loss on disposal of available-for-sale securities		7,227		87,970
Equity loss on investments		248,873		—
Impairment loss on available-for sale securities		5,414		168,006
Others		45,968		34,770

		307,482		294,520

	W	1,145,129	W	334,765

19.	Income Tax Expenses

      Income tax expenses for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005		2004

	(in millions of
	Korean Won)
Deferred income taxes(1)	W	—	W	139,465
Income taxes for overseas branches		646		3,769

	W	646	W	143,234

(1)	All local deferred income tax assets for the year ended December 31, 2004, are estimated to have no future benefits.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

     Changes in deferred tax asset (liability) for the six-month periods ended June 30, 2005, and the year ended December 31, 2004, are as follows:

	2005		2004

	(in millions of
	Korean Won)
Beginning balance	W	(132)	W	139,039
Impairment on deferred income tax assets		—		(139,465)
Changes in deferred tax added to equity(1)		(393,055)		—
Changes in deferred tax by regulations of local branches		2		294

Ending balance	W	(393,185)	W	(132)

(1)	The Company periodically assesses its ability to recover deferred income tax assets. In the event of a significant uncertainty regarding the Company’s ultimate ability to realize such assets as The KDB Capital Corp. and others, the assets are reduced to its estimated net realizable value.

     Operating loss carryforward as of June 30, 2005, though not recognized as deferred income tax assets are as follows:

	Amounts		Expiration

	(in millions of Korean Won)
Operating loss carryforward incurred on 2000	W	293,343	2005
Operating loss carryforward incurred on 2001		816,542	2006
Operating loss carryforward incurred on 2003		1,250,053	2008

20.	Average Amounts of Assets and Liabilities Related to Interest Income and Expenses

      Interest income or expense and the average amounts of related assets or liabilities for the six-month period ended June 30, 2005 and the year ended December 31, 2004, are as follows:

	2005				2004

	Average		Interest income		Average		Interest income
	amount		or expense		amount		or expense

	(in millions of Korean Won)
Assets
Due from banks	W	1,080,465	W	13,859	W	1,553,614	W	30,305
Securities		16,330,023		353,867		13,954,406		657,987
Loans receivable		45,775,721		1,035,345		47,130,736		2,138,604
Others		—		16,239		—		20,246

				1,419,310				2,847,142

Liabilities
Deposits	W	9,310,826	W	145,559	W	10,067,279	W	332,772
Borrowings		20,576,014		275,230		21,707,719		500,244
Bonds		40,786,892		797,410		39,313,612		1,683,038
Others		—		13,912		—		12,839

			W	1,232,111			W	2,528,893

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

21.	Assets and Liabilities Denominated in Foreign Currencies

      Significant assets and liabilities denominated in foreign currencies as of June 30, 2005 and December 31, 2004, are as follows:

	Foreign currency(1)				Equivalent in Korean Won

	2005		2004		2005		2004

	(in millions of Korean Won, US$ in thousands)
Assets
Cash	US$	2,542	US$	2,563	W	2,604	W	2,676
Due from banks		560,433		685,151		574,108		715,160
Trading securities		622,379		858,473		637,565		896,074
Investment securities (available-for-sale)		2,252,182		2,202,531		2,307,135		2,299,001
Investment securities (held-to-maturity)		55,000		165,986		56,342		173,256
Investment securities using the equity method		197,164		175,277		201,975		182,954
Bills bought		1,778,367		1,798,280		1,821,759		1,877,044
Call loans		108,286		532,600		110,928		555,928
Loans receivable		13,167,912		12,937,447		13,489,209		13,504,106
Domestic import usance bills		2,615,749		2,705,462		2,679,573		2,823,961
Receivables		10,915		16,105		11,181		16,811
Other assets		5,826,238		5,241,385		5,968,399		5,470,957

	US$	27,197,167	US$	27,321,260	W	27,860,778	W	28,517,928

Liabilities
Deposits	US$	1,369,582	US$	1,588,031	W	1,403,000	W	1,657,586
Borrowings		9,951,012		10,499,858		10,193,817		10,959,752
Bonds sold under repurchase agreements		533,081		382,390		546,088		399,139
Call money		107,467		251,148		110,089		262,148
Bonds in foreign currencies		11,300,342		10,865,595		11,576,070		11,341,508
Other liabilities		3,661,720		3,948,314		3,751,066		4,121,250

	US$	26,923,204	US$	27,535,336	W	27,580,130	W	28,741,383

(1)	Assets or liabilities denominated in foreign currencies other than in US dollars have been converted into US dollars by using the exchange rate in effect on June 30, 2005.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

22.	Related Party Transactions

      There is no difference in the loan policy that the Bank applies between related and third parties. The following table presents the balances of major loans to the related parties, including payment guarantees, as of June 30, 2005, and December 31, 2004, subject to consolidation:

	2005		2004

	(in millions of Korean Won)
The KDB Capital Corp.	W	688,508	W	460,208
KDB Asia Limited Hong Kong		122,640		183,210
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		1,424,942		1,302,117
Daewoo Securities Co., Ltd.		200,000		400,000
STX Pan Ocean Shipping Co., Ltd.		—		65,238
KDB Ireland Ltd.		149,562		88,723
KDB Bank (Hungary) Ltd.		40,976		41,752

	W	2,626,628	W	2,541,248

23.	Operation Results of Trust Accounts

      The income statement of the trust accounts for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Revenue
Interest income	W	65,807	W	97,520
Gain from securities		16,255		15,087
Others		17,773		18,276

	W	99,835	W	130,883

Expenses
Dividends of trust profits to beneficiaries	W	53,131	W	74,937
Commissions paid		3,242		2,836
Loss from securities		21,128		4,891
Trust fee to the Bank		12,354		12,648
Provisions for possible loan losses		55		30,862
Others		9,925		4,709

	W	99,835	W	130,883

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005 and 2004, and December 31, 2004
(Unaudited)

24.	Supplemental Cash Flow Information

      Transactions not involving any inflow or outflow of cash for the six-month periods ended June 30, 2005 and 2004, are as follows:

	2005		2004

	(in millions of Korean Won)
Loan converted to equity securities	W	36,987	W	1,771
Investment in kind		—		1,000,000

25.	Restatement of Prior Year Financial Statements

      In accordance with the new interpretation for the accounting treatment of private beneficiary certificate by Financial Supervisory Service, a private beneficiary certificate on which the Bank, as an investor, agrees to have no interference and is not practically managing the certificate at all, is regarded as an ordinary beneficiary certificate and recorded as securities. As a result, the Bank restated the accompanying financial statements as of December 31, 2004, increasing the capital adjustments by W23,391 million and decreasing retained earnings by W23,391 million. In addition, capital adjustments as of June 30, 2005, increased by W18,471 million and net income for the six-month period ended June 30, 2005, decreased by W18,471 million due to the said restatement.

      Relative to loans receivable disposal prior to January 1, 2004, the Bank computes for gain(loss) on disposal as the difference between the disposal price and book value of the loan at disposal date; while for cases of written off loans, the disposal price is adjusted to consider the provision for bad debts in cases of written off loans. Effective January 1, 2004, however, the Bank adopted to only consider the difference between the book value of the loans in the prior year end and the disposal price as the gain(loss) on disposal for all loans.

      The income statement for the six-month period ended June 30, 2004, presented herein for comparative purposes, has been restated, resulting in an increase of losses in loan disposal amounting to W166 million and a decrease of provision for loan losses amounting to W166 million. Such changes do not affect net asset value as of December 31, 2004 and operating income and net income for the six-month period ended June 30, 2004.

THE REPUBLIC OF KOREA

Government and Politics

Relations with North Korea

      In July 2005, six-party talks resumed in Beijing but adjourned for three weeks after 13 days of negotiations produced no agreement on a statement of principles.

The Economy

Economic Developments since 1997

      Credit rating changes. In July 2005, Standard and Poor’s upgraded the Republic’s long-term foreign currency rating from A- to A.

Gross Domestic Product

      Based on preliminary data, GDP growth in the first half of 2005 was 3.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 2.3% and gross domestic fixed capital formation increased by 1.2%, each compared with the same period in 2004.

Prices, Wages and Employment

      Based on preliminary data, in the first half of 2005, the inflation rate was 3.1% and the unemployment rate was 3.9%.

Monetary Policy

Money Supply

      The following table shows the volume of the Republic’s money supply:

As of
June 30, 2005

(billions of Won)
Money Supply(M1)(1)	338,163.3
Quasi-Money(2)	645,729.7
Money Supply(M2)	983,893.0
M2 Percentage Increase Over Previous Year	6.0%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.

(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Balance of Payments and Foreign Trade

Balance of Payments

      Based on preliminary data, the current account surplus for the first six months of 2005 was US$8.7 billion.

Trade Balance

      The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

				Exports as
			Balance	% of
	Exports(1)	Imports(2)	of Trade	Imports

	(millions of dollars, except percentages)
June 30, 2004	123,273.8	108,067.4	15,206.4	114.1
June 30, 2005(3)	136,544.1	124,024.8	12,519.3	110.1

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.

(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.

(3)	Preliminary data.

Source: The Bank of Korea.

     Based on preliminary data, the Republic recorded a trade surplus of US$12.5 billion in the first half of 2005. Exports increased by 10.8% and imports increased by 14.8% compared to the corresponding period of 2004.

      The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports for the first half of 2005:

	June 30, 2005(1)

	Exports	Imports

United States	14.7%	12.1%
Japan	8.7%	19.1%
China(2)	21.3%	15.9%

(1)	Preliminary.

(2)	Includes Hong Kong.

Source: Ministry of Commerce, Industry and Energy.

Foreign Currency Reserves

      As of July 31, 2005, the Government’s foreign currency reserves amounted to US$205.7 billion.

Government Finance

      Based on preliminary data, for 2004, revenues increased by approximately 4.1%, which represented 25.8% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of W5.6 trillion in 2004.

DESCRIPTION OF THE NOTES

      The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-111608.

      The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

      We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended as of June 25, 2004, between us and The Bank of New York, as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

      The Notes are initially limited to US$750,000,000 aggregate principal amount and will mature on September 16, 2010. The Notes will bear interest at the rate of 4.625% per annum. Interest on the Notes is payable semi-annually on March 16 and September 16 of each year, beginning on March 16, 2006. Interest on the Notes will accrue from September 16, 2005. We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such interest payment date. Interest on the Notes will be computed based on a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

      The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

      We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg.”

      The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

      For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

      All notices regarding the Notes will be published in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

      We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream, Luxembourg. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

      DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream, Luxembourg

      Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream, Luxembourg are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers securities accounts with DTC.

      We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream, Luxembourg and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

      DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

      DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

      Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

      When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

      Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream,

Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

      As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

      Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

      Finally, day traders who use Euroclear or Clearstream, Luxembourg and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail unless one of three steps is taken:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream, Luxembourg account, in accordance with the clearing system’s customary procedures;

•	borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

      Due to time-zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be backvalued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

      If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

      Settlement in other currencies between DTC and Euroclear and Clearstream, Luxembourg is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

UNITED STATES TAX CONSIDERATIONS

      Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

      We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated September 9, 2005 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement — Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Hongkong and Shanghai Banking Corporation Limited are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

	Principal Amount
Underwriters	of the Notes

J.P. Morgan Securities Inc.	US$	250,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		250,000,000
The Hongkong and Shanghai Banking Corporation Limited		250,000,000

Total	US$	750,000,000

      Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

      The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page and may offer a portion to certain dealers at a price that represents a concession not in excess of 0.06% of the principal amount with respect to the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.05% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

      The Notes are new classes of securities with no established trading market. We have received approval in-principle for the listing of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

      We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

      The amount of net proceeds is US$746,917,500 after deducting the underwriting discounts but not estimated expenses. Expenses associated with this offering, to be paid by us, are estimated to be US$400,000. We have agreed to reimburse the Underwriters for certain of their out-of-pocket expenses incurred in connection with the offering of the Notes.

      In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

Delivery of the Notes

      We will make delivery of the Notes, against payment in same-day funds on or about September 16, 2005, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

      Each Underwriter has represented and agreed, severally and not jointly, to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Hong Kong

•	the Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Italy

      No solicitations in connection with the offering of the Notes will be made in Italy by any party, including the Underwriters. No copies of this prospectus supplement, the accompanying prospectus or any other documents relating to the Notes will be distributed in Italy. No Notes will be offered, sold or delivered in Italy.

Japan

      The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, the Notes may not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other applicable laws and regulations of Japan. As used in this paragraph “resident of Japan” means any person residing in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

      The Notes have not been offered, sold or delivered and will not be offered, sold or delivered in Korea, directly or indirectly, for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. Any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

Singapore

      This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act (Cap. 289) of Singapore (the “Singapore Securities and Futures Act”), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Singapore Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.

United Kingdom

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Price Stabilization and Short Position

      In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes in the open market for the purpose of preventing or retarding a decline in the market price of the Notes. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time but, in any case, no later than 30 days from the date of issue of the Notes.

LEGAL MATTERS

      The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Woo Yun Kang Jeong & Han, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Woo Yun Kang Jeong & Han, and Woo Yun Kang Jeong & Han may rely as to matters of New York law upon the opinion of Cleary Gottlieb Steen & Hamilton LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

      Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Korea Development Bank.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments— The Republic of Korea” as the source of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

      We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 16-3, Youido-dong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea. Our authorized share capital is W10,000 billion. As of June 30, 2005, our paid-in capital, which was fully subscribed to by the Government of Korea, was W8,241.9 billion.

      Our Board of Directors can be reached at the address of our registered office: c/o 16-3, Youido-dong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea.

      The issue of the Notes has been authorized by a resolution of our Board of Directors passed on November 26, 2004 and a decision of our Governor dated August 22, 2005. On August 23, 2005, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

      Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2004, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since June 30, 2005, there has been no material adverse change in our capitalization as described in the table appearing on page S-8 of this prospectus supplement which is material in the context of the issue of the Notes.

      We are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Notes and are not aware of any such litigation, arbitration or administrative proceedings whether pending or threatened.

      The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549.

      The Notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code: 022998757; ISIN: US500630BL19; CUSIP: 500630BL1).

HEAD OFFICE OF THE BANK

16-3, Youido-dong,

Yongdeungpo-ku, Seoul 150-973
The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York

101 Barclay Street, 21st Floor West
New York, NY 10286
United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law Woo Yun Kang Jeong & Han 12th Fl, Textile Center 944-31, Daechi-dong Gangnam-gu, Seoul The Republic of Korea	as to U.S. law Cleary Gottlieb Steen & Hamilton LLP 39th Floor, Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell

18th Floor
The Hong Kong Club Building
3A Chater Road
Hong Kong

AUDITOR OF THE BANK

Samil PricewaterhouseCoopers

Hanil Group Building
191, Hankang-ro, 2-ka
Yongsan-gu
Seoul 140-172
The Republic of Korea

SINGAPORE LISTING AGENT

Allen & Overy Shook Lin & Bok

1 Robinson Road
#18-00 AIA Tower
Singapore 048542